EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., July 26, 2024 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ: FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.8 million, or $0.85 per diluted share, for the quarter ended June 30, 2024, compared to net income of $2.7 million, or $0.82 per diluted share, for the quarter ended June 30, 2023.

Results of Operations for the Three Months Ended June 30, 2024 and 2023

Net interest income after provision for credit losses increased $335,000 for the quarter ended June 30, 2024 as compared to the same period in 2023. Interest income increased $1.6 million when comparing the periods due to an increase in the average tax-equivalent yield on interest-earning assets from 3.88% for the second quarter of 2023 to 4.42% for the second quarter of 2024. The average balance of interest-earning assets was $1.12 billion for the second quarters of 2023 and 2024. The increase in the tax-equivalent yield was primarily due to an increase in the tax equivalent yield on loans to 5.99% for the second quarter of 2024 compared to 5.56% for the same period in 2023.   Interest expense increased $1.3 million when comparing the periods due to an increase in the average cost of interest-bearing liabilities from 1.12% for the second quarter of 2023 to 1.71% for the second quarter of 2024, in addition to an increase in the average balance of interest-bearing liabilities from $813.9 million for the second quarter of 2023 to $830.7 million for the second quarter of 2024. The Company had average outstanding advances from the Federal Home Loan Bank (“FHLB”) of $3.6 million and $4.5 million with an average rate of 5.71% and 5.19% during the quarters ended June 30, 2024 and 2023, respectively. The Company had average outstanding borrowings under the Federal Reserve Bank’s Bank Term Funding Program (“BTFP”) of $33.6 million and $6.1 million with an average rate of 4.84% and 5.01% during the quarters ended June 30, 2024 and 2023, respectively. The Company’s total average outstanding balance of borrowings were $37.2 million and $10.6 million with an average rate of 4.93% and 5.09% during the quarters ended June 30, 2024 and 2023, respectively. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent net interest margin increased from 3.06% for the quarter ended June 30, 2023 to 3.15% for the same period in 2024.

Based on management’s analysis of the Allowance for Credit Losses (“ACL”) on loans and unfunded loan commitments, the provision for credit losses increased from $350,000 for the quarter ended June 30, 2023 to $360,000 for the quarter ended June 30, 2024. The increase was due to loan growth during the period, the increase in the nonperforming assets during the quarter described later in this release, as well as management’s consideration of macroeconomic uncertainty. The Bank recognized net charge-offs of $30,000 and $158,000 for the quarters ended June 30, 2024 and 2023, respectively.

Noninterest income increased $160,000 for the quarter ended June 30, 2024 as compared to the same period in 2023.   The Company recognized a $65,000 increase in gains on sale of loans, when comparing the two periods. In addition, the Company recognized a $6,000 loss on equity securities for the quarter ended June 30, 2024 compared to a $92,000 loss for the same quarter in 2023.

Noninterest expense increased $334,000 for the quarter ended June 30, 2024 as compared to the same period in 2023, due primarily to increases in compensation and benefits and professional fees of $160,000 and $138,000, respectively. The increase in compensation and benefits is due to standard increases in salary and wages as well as increases in the cost of Company-provided health insurance benefits. The increase in professional fees is primarily due to increased costs associated with the Company’s annual audit and fees being accrued for the Company’s ongoing core contract negotiations.

Income tax expense increased $59,000 for the second quarter of 2024 as compared to the second quarter of 2023 primarily due to the initial recognition of benefits from tax credit entity investments during 2023. As a result, the effective tax rate for the quarter ended June 30, 2024 was 14.7% compared to 13.6% for the same period in 2023.

Results of Operations for the Six Months Ended June 30, 2024 and 2023

For the six months ended June 30, 2024, the Company reported net income of $5.8 million, or $1.73 per diluted share, compared to net income of $6.5 million, or $1.95 per diluted share, for the same period in 2023.

Net interest income after provision for credit losses decreased $343,000 for the six months ended June 30, 2024 compared to the same period in 2023. Interest income increased $3.3 million when comparing the two periods due to an increase in the average tax-equivalent yield on interest-earning assets from 3.81% for the six months ended June 30, 2023 to 4.36% for the same period in 2024.   The increase in the tax-equivalent yield was primarily due to an increase in the tax equivalent yield on loans to 5.95% for the first six months of 2024 compared to 5.48% for the same period in 2023. Interest expense increased $3.5 million as the average cost of interest-bearing liabilities increased from 0.82% for the six months ended June 30, 2023 to 1.63% for the same period in 2024, in addition to an increase in the average balance of interest-bearing liabilities from $801.1 million for the first six months of 2023 to $832.2 million for the same period of 2024. The Company had average outstanding advances from the FHLB of $3.5 million and $2.3 million with an average rate of 5.67% and 5.19% during the six months ended June 30, 2024 and 2023, respectively. The Company had average outstanding borrowings under the Federal Reserve Bank’s BTFP of $32.8 million and $3.0 million with an average rate of 4.82% and 5.01% during the six months ended June 30, 2024 and 2023, respectively. The Company’s total average outstanding balance of borrowings were $36.3 million and $5.3 million with an average rate of 4.90% and 5.09% during the six months ended June 30, 2024 and 2023, respectively. As a result of the changes in interest-earning assets and interest-bearing liabilities, the tax-equivalent net interest margin decreased from 3.22% for the six months ended June 30, 2023 to 3.15% for the six months ended June 30, 2024.

Based on management’s analysis of the ACL on loans and unfunded loan commitments, the provision for credit losses increased from $543,000 for the six months ended June 30, 2023 to $640,000 for the six months ended June 30, 2024.   The increase was due to loan growth during the period, the increase in the nonperforming assets during the second quarter described later in this release, as well as management’s consideration of macroeconomic uncertainty. The Bank recognized net charge-offs of $85,000 for the six months ended June 30, 2024 compared to $361,000 for the same period in 2023.

Noninterest income increased $68,000 for the six months ended June 30, 2024 as compared to the six months ended June 30, 2023 primarily due to increases in gains on the sale of loans and other income of $80,000 and $65,000, respectively. The increase in other income is primarily due to the recognition of a $57,000 distribution related to the Company’s investment in a technology fund during the six months ended June 30, 2024 compared to no such distribution during the six months ended June 30, 2023. In addition, the Company recognized a $32,000 net gain on sale of available for securities during the six months ended June 30, 2024 compared to a $14,000 net loss during the six months ended June 30, 2023. The six months ended June 30, 2024 also included a $74,000 loss on equity securities compared to a $45,000 gain on equity securities during the same period in 2023.

Noninterest expenses increased $690,000 for the six months ended June 30, 2024 as compared to the same period in 2023. This was primarily due to increases in compensation and benefits, professional fees and other expenses of $214,000, $211,000 and $146,000, respectively, when comparing the two periods. The increase in other expenses was primarily due to increases in fraud losses of $68,000, FDIC insurance premiums of $46,000 and the Company’s support of local communities through sponsorships and donations which increased $59,000 for the six months ended June 30, 2024 compared to the same period of 2023.

Income tax expense decreased $203,000 for the six months ended June 30, 2024 as compared to the same period in 2023 resulting in an effective tax rate of 14.7% for the six months ended June 30, 2024, compared to 15.5% for the same period in 2023. The decrease in income tax expense is primarily due to the Company’s recognition of six months of benefits from tax credit entity investments during 2024 which were only initiated during the latter part of the second quarter of 2023.

Comparison of Financial Condition at June 30, 2024 and December 31, 2023

Total assets were $1.16 billion at both June 30, 2024 and December 31, 2023. Net loans receivable and total cash and cash equivalents increased $15.6 million and $11.9 million from December 31, 2023 to June 30, 2024, respectively, while securities available for sale decreased $23.0 million, during the same period. Deposits decreased $11.0 million from $1.03 billion at December 31, 2023 to $1.01 billion at June 30, 2024. The Bank had $33.6 million in borrowings outstanding through the Federal Reserve Bank’s BTFP at June 30, 2024 compared to $21.5 million at December 31, 2023. Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, and foreclosed real estate) increased from $1.8 million at December 31, 2023 to $4.1 million at June 30, 2024. The increase was primarily due to the nonaccrual classification of a $2.0 million borrowing relationship during the second quarter of 2024, the loans of which are secured by commercial business assets.

The Bank currently has 18 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com. For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; the quality and composition of the loan and investment portfolios; loan demand; deposit flows; changes in accounting principles and guidelines; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf. These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Joshua Stevens
Chief Financial Officer
812-738-1570

FIRST CAPITAL, INC. AND SUBSIDIARIES
Consolidated Financial Highlights (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
OPERATING DATA	2024	2023	2024	2023
(Dollars in thousands, except per share data)

Total interest income	$12,218	$10,600	$24,055	$20,787
Total interest expense	3,561	2,288	6,798	3,284
Net interest income	8,657	8,312	17,257	17,503
Provision for credit losses	360	350	640	543
Net interest income after provision for credit losses	8,297	7,962	16,617	16,960

Total non-interest income	2,023	1,863	3,922	3,854
Total non-interest expense	7,000	6,666	13,757	13,067
Income before income taxes	3,320	3,159	6,782	7,747
Income tax expense	488	429	995	1,198
Net income	2,832	2,730	5,787	6,549
Less net income attributable to the noncontrolling interest	4	4	7	7
Net income attributable to First Capital, Inc.	$2,828	$2,726	$5,780	$6,542

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$0.85	$0.82	$1.73	$1.95

Diluted	$0.85	$0.82	$1.73	$1.95

Weighted average common shares outstanding:
Basic	3,345,278	3,344,063	3,345,169	3,348,817

Diluted	3,345,401	3,344,063	3,345,169	3,348,817

OTHER FINANCIAL DATA

Cash dividends per share	$0.27	$0.27	$0.54	$0.54
Return on average assets (annualized) (1)	0.99%	0.95%	1.01%	1.15%
Return on average equity (annualized) (1)	10.78%	11.71%	11.03%	14.44%
Net interest margin (tax-equivalent basis)	3.15%	3.06%	3.15%	3.22%
Interest rate spread (tax-equivalent basis)	2.71%	2.76%	2.73%	2.99%
Net overhead expense as a percentage
of average assets (annualized) (1)	2.44%	2.33%	2.40%	2.29%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2024	2023

Cash and cash equivalents	$50,571	$38,670
Interest-bearing time deposits	2,940	3,920
Investment securities	421,301	444,271
Gross loans	638,584	622,414
Allowance for credit losses	8,560	8,005
Earning assets	1,085,879	1,083,898
Total assets	1,163,596	1,157,880
Deposits	1,014,246	1,025,211
Borrowed funds	33,625	21,500
Stockholders' equity, net of noncontrolling interest	107,757	105,233
Allowance for credit losses as a percent of gross loans	1.34%	1.29%
Non-performing assets:
Nonaccrual loans	3,738	1,751
Accruing loans past due 90 days	384	-
Foreclosed real estate	-	-
Regulatory capital ratios (Bank only):
Community Bank Leverage Ratio (2)	10.44%	9.92%

(1) See reconciliation of GAAP and non-GAAP financial measures for additional information relating to the calculation of this item.
(2) Effective March 31, 2020, the Bank opted in to the Community Bank Leverage Ratio (CBLR) framework. As such, the other regulatory ratios are no longer provided.

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability with prior periods, as well as with peers in the industry who provide a similar presentation, and provide a further understanding of the Company's ongoing operations. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Return on average assets before annualization	0.25%	0.24%	0.50%	0.57%
Annualization factor	4.00	4.00	2.00	2.00
Annualized return on average assets	0.99%	0.95%	1.01%	1.15%

Return on average equity before annualization	2.70%	2.93%	5.51%	7.22%
Annualization factor	4.00	4.00	2.00	2.00
Annualized return on average equity	10.78%	11.71%	11.03%	14.44%

Net overhead expense as a % of average assets before
annualization	0.61%	0.58%	1.20%	1.15%
Annualization factor	4.00	4.00	2.00	2.00
Annualized net overhead expense as a % of average assets	2.44%	2.33%	2.40%	2.29%